Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-194292, 333-197974, 333-209754), Forms S-4 (Nos. 333-169654, 333-140195, 333-175828, 333-208025) and Forms S-8 (Nos. 333-178650, 333-187111, 333-190254, 333-205996, 333-206990, 333-208548) of Expedia, Inc. of our report dated March 9, 2015 (September 20, 2016, as to Note 20 to the consolidated financial statements) relating to the consolidated financial statements of Orbitz Worldwide, Inc. and subsidiaries as of December 31, 2014 and for the year then ended, appearing in this Current Report on Form 8-K of Expedia, Inc.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
September 20, 2016